EXHIBIT 99.1

PRESS RELEASE
NOBLE CORPORATION PLC ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS
•Full Year 2023 Net Income of $482 million, Adjusted EBITDA of $810 million, cash provided by operating activities of $574 million, and Free Cash Flow of $184 million.
•Fourth Quarter Net Income of $150 million, Adjusted EBITDA of $201 million, cash provided by operating activities of $287 million, and Free Cash Flow of $165 million.
•Maersk Drilling synergy target increased from $125 million to $150 million; integration process nearing a highly successful conclusion.
•Over $500 million in new contract awards since November, with total backlog at $4.6 billion.
•Full Year 2024 Guidance provided as follows: Total Revenue $2,550 to $2,700 million, Adjusted EBITDA $925 to $1,025 million, Capital Additions (net of reimbursements) $400 to $440 million.
SUGAR LAND, TEXAS, February 22, 2024 - Noble Corporation plc (NYSE: NE, CSE: NOBLE, “Noble”, or the “Company”) today reported fourth quarter and full year 2023 results.

	Three Months Ended
(in millions, except per share amounts)	December 31, 2023	September 30, 2023	December 31, 2022
Total Revenue	$643	$697	$623
Contract Drilling Services Revenue	609	671	586
Net Income (Loss)	150	158	135
Adjusted EBITDA*	201	283	157
Adjusted Net Income (Loss)*	56	127	61
Basic Earnings (Loss) Per Share	1.06	1.14	1.02
Diluted Earnings (Loss) Per Share	1.03	1.09	0.92
Adjusted Diluted Earnings (Loss) Per Share*	0.39	0.87	0.41

* A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release.
Robert W. Eifler, President and Chief Executive Officer of Noble Corporation plc, stated “Our fourth quarter results brought full year 2023 revenue and Adjusted EBITDA toward the upper end of our guidance range and capped a year of strong operational performance and Free Cash Flow generation. The Maersk Drilling integration, which is now substantially complete, has been extremely successful, and I would like to congratulate and thank our employees for this exceptional team performance during 2023 which demonstrated the value and the exciting potential of the new Noble.”
Fourth Quarter Results
Contract drilling services revenue for the fourth quarter of 2023 totaled $609 million compared to $671 million in the third quarter, with the sequential decrease driven by lower utilization. Marketed fleet utilization was 68% in the three months ended December 31, 2023, compared to 78% in the previous quarter. Contract drilling services costs for the fourth quarter were $374 million, a slight increase versus $354 million the third quarter. Net income decreased to $150 million in the fourth quarter, down from $158 million in the third quarter, and Adjusted EBITDA decreased to $201 million in the fourth quarter, down from $283 million in the third quarter. Net cash provided by operating activities in the fourth quarter was $287 million, net capital expenditures were $123 million, and free cash flow (non-GAAP) was $165 million.
Balance Sheet and Capital Allocation
The Company's balance sheet as of December 31, 2023, reflected total debt principal value of $600 million and cash (and cash equivalents) of $361 million. Share repurchases totaled $15 million during the fourth quarter, bringing 2023 year-to-date share repurchases to $95 million. Total capital returned to shareholders between share repurchases (including the Maersk Drilling squeeze-out) and dividends from the fourth quarter of 2022 through the fourth quarter of 2023 equaled $283 million.
Today, Noble’s Board of Directors declared a quarterly interim dividend of $0.40 per share for the first quarter of 2024. This dividend is expected to be paid on March 21, 2024, to shareholders of record at close of business on March 08, 2024. Future quarterly dividends and other shareholder returns will be subject to, amongst other things, approval by the Board of Directors, and may be modified as market conditions dictate.
Operating Highlights and Backlog
Noble's marketed fleet of sixteen floaters was 75% contracted through the fourth quarter, compared with 92% in the prior quarter due to downtime between contracts. Recent backlog additions have substantially reduced the percentage of uncommitted days across our marketed floater fleet in 2024 to approximately 20%, with most of Noble’s remaining availability for this year attributable to the Noble Globetrotter I, Noble Globetrotter II, and Noble Developer. With similarly limited industry capacity available in 2024, leading edge floater dayrates have held firm in the mid-to-high $400,000s range for tier-1 drillships and low-to-mid $400,000s range for sixth generation units. The bidding pipeline for 2025 contract commencements appears supportive of a continuing upward trend in leading edge rates for high spec rigs.
Utilization of Noble's thirteen marketed jackups was 61% in the fourth quarter, consistent with 61% utilization during the third quarter – jackup utilization is expected to improve progressively through 2024 with contracts scheduled to commence this summer for the Noble Regina Allen and Noble Resolute following shipyard stays, while the near-term visibility for the warm stacked jackups Noble Interceptor and Noble Highlander remains limited at this time.
Subsequent to last quarter’s earnings press release, new contracts for Noble’s fleet with total contract value of approximately $530 million (including mobilization payments) include the following:
•Noble Discoverer was awarded a 400-day contract with Petrobras in Colombia, expected to commence in early June 2024. The contract includes an option to extend the duration by 390 days.
•Noble Voyager was awarded a one well contract (plus one option well) with Petronas in Suriname which commenced in February 2024 with an estimated firm duration of 130 days excluding option.
•Noble Valiant was awarded a six-month contract extension with LLOG in the U.S. Gulf of Mexico, expected to commence in July 2024 in direct continuation of the rig’s current contract. The dayrate for this contract is $470,000, excluding additional fees for the use of managed pressure drilling.
•Noble Gerry de Souza received a 9-month extension with TotalEnergies in Nigeria, continuing the program out to November 2024.
•Noble Intrepid had an option exercised by Harbour Energy for a well intervention program in the U.K. North Sea which commenced in January 2024 at a dayrate of $120,000.
•Noble Innovator received a one well extension (estimated 90-day duration) from BP at a dayrate of $140,000 scheduled to commence in September 2024.
•Noble Resolute received a 60-day extension (from March 2025) with Petrogas in the Dutch North Sea.
Noble's backlog as of February 22, 2024, stands at $4.6 billion.
Outlook
For the full year 2024, today Noble announces a guidance range for Total Revenue of $2,550 to $2,700 million, Adjusted EBITDA in the range of $925 to $1,025 million, and Capital Additions (net of reimbursements) between $400 to $440 million.

Commenting on Noble’s outlook, Mr. Eifler stated, “We expect to realize improving financial results in 2024 compared to 2023, with mid-year contract start-ups for several floaters and jackups expected to drive stronger financial performance in the second half of the year. Meanwhile, commercial visibility for 2025 and 2026 is highly encouraging based on recent months’ step-change increase in open demand, which is a positive indicator for future backlog development. Against this favorable backdrop, we look forward to growing our return of capital to shareholders as free cash flow improves over the course of the cycle.”
Due to the forward-looking nature of Adjusted EBITDA, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measure. Accordingly, the Company is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measure to the most directly comparable forward-looking GAAP financial measure without unreasonable effort. The unavailable information could have a significant effect on Noble’s full year 2024 GAAP financial results.
Conference Call
Noble will host a conference call related to its fourth quarter 2023 results on Friday, February 23, 2024, at 8:00 a.m. U.S. Central Time. Interested parties may dial +1 929-203-0901 and refer to conference ID 31391 approximately 15 minutes prior to the scheduled start time. Additionally, a live webcast link will be available on the Investor Relations section of the Company’s website. A webcast replay will be accessible for a limited time following the scheduled call.
For additional information, visit www.noblecorp.com or email investors@noblecorp.com.
Contact Noble Corporation plc
Ian Macpherson
Vice President - Investor Relations
+1 713-239-6507
imacpherson@noblecorp.com
About Noble Corporation plc
Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile, and technically advanced fleets in the offshore drilling industry. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Noble performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling units focused largely on ultra-deepwater and high specification jackup drilling opportunities in both established and emerging regions worldwide. Additional information on Noble is available at www.noblecorp.com.
Dividend Details
Dividends payable to Noble shareholders will generally be paid in U.S. dollars (USD). However, holders of shares in the form of share entitlements admitted to trading on NASDAQ Copenhagen will receive an equivalent dividend payment in Danish krone (DKK) as determined by the exchange rate on a specified date. The holders of such share entitlements bear the risk of fluctuations in USD and DKK exchange rates.
Forward-looking Statements
This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended. All statements other than statements of historical facts included in this communication are forward looking statements, including those regarding future guidance, including revenue, adjusted EBITDA and capital additions, the offshore drilling market and demand fundamentals, realization and timing of integration synergies, related costs to achieve, new technology and software platforms, free cash flow expectations, capital allocation expectations including planned dividend and share repurchases, contract backlog, rig demand, expected future contracts, anticipated contract start dates, dayrates and duration, fleet condition and utilization, business, financial performance and position and our plans, objectives, expectations and intentions related to the Noble-Maersk merger. Forward-looking statements involve risks, uncertainties and assumptions, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. When used in this communication, or in the documents incorporated by reference, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “shall,” “target,” “will” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of this communication and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. Risks and uncertainties include, but are not limited to, those detailed in Noble’s most recent Annual Report on Form 10-K, Quarterly Reports Form 10-Q and other filings with the U.S. Securities and Exchange Commission. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating us. With respect to our capital allocation policy, distributions to shareholders in the form of either dividends or share buybacks are subject to the Board of Directors’ assessment of factors such as business development, growth strategy, current leverage and financing needs. There can be no assurance that a dividend will be declared or continued.

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Operating revenues
Contract drilling services	$609,241	$585,849	$2,461,715	$1,332,841
Reimbursables and other	33,738	36,743	127,303	81,006
	642,979	622,592	2,589,018	1,413,847
Operating costs and expenses
Contract drilling services	373,760	366,386	1,452,281	897,096
Reimbursables	24,158	27,332	91,642	64,427
Depreciation and amortization	82,933	69,770	301,345	146,879
General and administrative	32,985	29,877	128,413	82,177
Merger and integration costs	13,286	56,752	60,335	84,668
(Gain) loss on sale of operating assets, net	—	(87,125)	—	(90,230)
Hurricane losses and (recoveries), net	(41,823)	(4,641)	(19,703)	60
	485,299	458,351	2,014,313	1,185,077
Operating income (loss)	157,680	164,241	574,705	228,770
Other income (expense)
Interest expense, net of amount capitalized	(14,600)	(19,384)	(59,139)	(42,722)
Gain (loss) on extinguishment of debt, net	—	(8,716)	(26,397)	(8,912)
Interest income and other, net	1,777	9,599	18,069	14,365
Gain on bargain purchase	—	—	5,005	—
Income (loss) before income taxes	144,857	145,740	512,243	191,501
Income tax benefit (provision)	4,843	(10,778)	(30,341)	(22,553)
Net income (loss)	$149,700	$134,962	$481,902	$168,948
Per share data
Basic:
Net income (loss)	$1.06	$1.02	$3.48	$1.99
Diluted:
Net income (loss)	$1.03	$0.92	$3.32	$1.73

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$360,794	$476,206
Accounts receivable, net	548,844	468,802
Prepaid expenses and other current assets	152,110	106,782
Total current assets	1,061,748	1,051,790
Intangible assets	10,128	34,372
Property and equipment, at cost	4,591,936	4,163,205
Accumulated depreciation	(467,600)	(181,904)
Property and equipment, net	4,124,336	3,981,301
Goodwill	—	26,016
Other assets	311,225	141,385
Total assets	$5,507,437	$5,234,864
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$—	$159,715
Accounts payable	395,165	290,690
Accrued payroll and related costs	97,313	76,185
Other current liabilities	149,202	140,508
Total current liabilities	641,680	667,098
Long-term debt	586,203	513,055
Other liabilities	307,451	265,743
Noncurrent contract liabilities	50,863	181,883
Total liabilities	1,586,197	1,627,779
Commitments and contingencies
Total shareholders’ equity	3,921,240	3,607,085
Total liabilities and equity	$5,507,437	$5,234,864

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2023	2022
Cash flows from operating activities
Net income (loss)	$481,902	$168,948
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	301,345	146,879
Amortization of intangible assets and contract liabilities, net	(106,776)	(5,352)
Gain on bargain purchase	(5,005)	—
(Gain) loss on extinguishment of debt, net	26,397	8,912
(Gain) loss on sale of operating assets, net	—	(90,230)
Changes in components of working capital and other operating activities	(123,526)	51,828
Net cash provided by (used in) operating activities	574,337	280,985
Cash flows from investing activities
Capital expenditures	(409,581)	(174,319)
Proceeds from insurance claims	18,809	—
Cash acquired in stock-based business combinations, net	—	166,607
Proceeds from disposal of assets, net	24,264	381,026
Other investing activities	—	2,458
Net cash provided by (used in) investing activities	(366,508)	375,772
Cash flows from financing activities
Issuance of debt	600,000	350,000
Repayments of debt	(673,411)	(627,323)
Borrowing on credit facilities	—	220,000
Repayments of credit facilities	—	(220,000)
Debt issuance costs	(24,914)	(641)
Debt extinguishment costs	(25,697)	—
Compulsory purchase payment	—	(69,924)
Share repurchases	(94,826)	(15,000)
Dividend payments	(98,804)	—
Other financing activities	(8,139)	(4,884)
Net cash provided by (used in) financing activities	(325,791)	(367,772)
Net increase (decrease) in cash, cash equivalents and restricted cash	(117,962)	288,985
Cash, cash equivalents and restricted cash, beginning of period	485,707	196,722
Cash, cash equivalents and restricted cash, end of period	$367,745	$485,707

NOBLE CORPORATION plc AND SUBSIDIARIES
OPERATIONAL INFORMATION
(Unaudited)

	Average Rig Utilization
	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Floaters	63%	77%	76%
Jackups	61%	64%	87%
Total	62%	72%	81%

	Operating Days
	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Floaters	1,101	1,348	1,320
Jackups	785	824	1,201
Total	1,886	2,172	2,521

	Average Dayrates
	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Floaters	$437,827	$403,813	$303,734
Jackups	147,954	140,775	118,089
Total	$317,150	$304,040	$215,751

NOBLE CORPORATION plc AND SUBSIDIARIES
CALCULATION OF BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE
(In thousands, except per share amounts)
(Unaudited)
The following tables presents the computation of basic and diluted income (loss) per share:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Numerator:
Net income (loss)	$149,700	$134,962	$481,902	$168,948
Denominator:
Weighted average shares outstanding - basic	141,054	131,924	138,380	85,055
Dilutive effect of share-based awards	3,158	3,334	3,158	3,334
Dilutive effect of warrants	1,763	9,117	3,659	8,489
Dilutive effect of compulsory purchase	—	2,893	—	729
Weighted average shares outstanding - diluted	145,975	147,268	145,197	97,607
Per share data
Basic:
Net income (loss)	$1.06	$1.02	$3.48	$1.99
Diluted:
Net income (loss)	$1.03	$0.92	$3.32	$1.73

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
Certain non-GAAP measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles.
The Company defines “Adjusted EBITDA” as net income (loss) adjusted for interest expense, net of amounts capitalized; interest income and other, net; income tax benefit (provision); and depreciation and amortization expense, as well as, if applicable, gain (loss) on extinguishment of debt, net; losses on economic impairments; restructuring and similar charges; costs related to mergers and integrations; and certain other infrequent operational events. We believe that the Adjusted EBITDA measure provides greater transparency of our core operating performance. We prepare Adjusted Net Income (Loss) by eliminating from Net Income (Loss) the impact of a number of non-recurring items we do not consider indicative of our on-going performance. We prepare Adjusted Diluted Earnings (Loss) per Share by eliminating from Diluted Earnings per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance. Similar to Adjusted EBITDA, we believe these measures help identify underlying trends that could otherwise be masked by the effect of the non-recurring items we exclude in the measure. Additionally, we define net capital expenditures for full year 2023 as capital expenditures net of reimbursements and insurance proceeds, and we define Capital Additions as additions to property and equipment.
In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on February 22, 2024, are appropriate measures of the continuing and normal operations of the Company:
(i)In the third and fourth quarter of 2023 and the fourth quarter of 2022, merger and integration costs; hurricane losses and (recoveries), net; intangible contract amortization; and discrete tax items.
(ii)The third quarter of 2023 includes a gain on bargain purchase and joint taxation scheme compensation.
(iii)In addition, the fourth quarter of 2022 included (gain) loss on sale of operating assets, net, (gain) loss on extinguishment of debt, net, and professional services costs related to corporate initiatives.
The Company also discloses free cash flow as a non-GAAP liquidity measure. Free cash flow is calculated as Net cash provided by (used in) operating activities less cash paid for capital expenditures, net of proceeds from insurance claims. We believe Free Cash Flow is useful to investors because it measures our ability to generate or use cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases.
We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management team for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.
These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted EBITDA
	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023		December 31, 2022
Net income (loss)	$149,700	$158,323	$134,962	$481,902		$168,948
Income tax (benefit) provision	(4,843)	51,659	10,778	30,341		22,553
Interest expense, net of amounts capitalized	14,600	13,005	19,384	59,139		42,722
Interest income and other, net	(1,777)	(17,206)	(9,599)	(18,069)		(14,365)
Depreciation and amortization	82,933	77,146	69,770	301,345		146,879
Amortization of intangible assets and contract liabilities, net	(11,236)	(10,803)	(41,877)	(106,776)		(5,352)
Gain on bargain purchase	—	(5,005)	—	(5,005)		—
(Gain) loss on extinguishment of debt, net	—	—	8,716	26,397		8,912
Professional services - corporate projects	—	—	43	—		723
Merger and integration costs	13,286	12,966	56,752	60,335		84,668
(Gain) loss on sale of operating assets, net	—	—	(87,125)	—		(90,230)
Hurricane losses and (recoveries), net	(41,823)	2,642	(4,641)	(19,703)		60
Adjusted EBITDA	$200,840	$282,727	$157,163	$809,906	$—	$365,518

Reconciliation of Income Tax Benefit (Provision)
	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023		December 31, 2022
Income tax benefit (provision)	$4,843	$(51,659)	$(10,778)	$(30,341)		$(22,553)
Adjustments
Amortization of intangible assets and contract liabilities, net	6,508	6,079	9,471	19,835		1,800
Joint taxation scheme compensation	—	(1,981)	—	(1,981)		—
Gain (loss) on sale of operating assets, net	—	—	2,255	—		866
Hurricane losses and (recoveries), net	—	—	—	—		(562)
Discrete tax items	(60,116)	(17,088)	(17,525)	(170,436)		(45,139)
Total adjustments	(53,608)	(12,990)	(5,799)	(152,582)		(43,035)
Adjusted income tax benefit (provision)	$(48,765)	$(64,649)	$(16,577)	$(182,923)		$(65,588)

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Net Income (Loss)
	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income (loss)	$149,700	$158,323	$134,962	$481,902	$168,948
Adjustments
Amortization of intangible assets and contract liabilities, net	(4,728)	(4,724)	(32,406)	(86,941)	(3,552)
Joint taxation scheme compensation	—	(19,837)	—	(19,837)	—
Gain on bargain purchase	—	(5,005)	—	(5,005)	—
Professional services - corporate projects	—	—	43	—	723
Merger and integration costs	13,286	12,966	56,752	60,335	84,668
(Gain) loss on sale of operating assets, net	—	—	(84,870)	—	(89,364)
Hurricane losses and (recoveries), net	(41,823)	2,642	(4,641)	(19,703)	(502)
(Gain) loss on extinguishment of debt, net	—	—	8,716	26,397	8,912
Discrete tax items	(60,116)	(17,088)	(17,525)	(170,436)	(45,139)
Total adjustments	(93,381)	(31,046)	(73,931)	(215,190)	(44,254)
Adjusted net income (loss)	$56,319	$127,277	$61,031	$266,712	$124,694

Reconciliation of Diluted EPS
	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Unadjusted diluted EPS	$1.03	$1.09	$0.92	$3.32	$1.73
Adjustments
Amortization of intangible assets and contract liabilities, net	(0.03)	(0.03)	(0.22)	(0.60)	(0.04)
Joint taxation scheme compensation	—	(0.14)	—	(0.14)	—
Gain on bargain purchase	—	(0.03)	—	(0.03)	—
Professional services - corporate projects	—	—	—	—	0.02
Merger and integration costs	0.09	0.08	0.39	0.42	0.87
(Gain) loss on sale of operating assets, net	—	—	(0.59)	—	(0.92)
Hurricane losses and (recoveries), net	(0.29)	0.02	(0.03)	(0.14)	(0.01)
(Gain) loss on extinguishment of debt, net	—	—	0.06	0.18	0.09
Discrete tax items	(0.41)	(0.12)	(0.12)	(1.17)	(0.46)
Total adjustments	(0.64)	(0.22)	(0.51)	(1.48)	(0.45)
Adjusted diluted EPS	$0.39	$0.87	$0.41	$1.84	$1.28

Reconciliation of Free Cash Flow
	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net cash provided by (used in) operating activities	$287,489	$138,768	$171,179	$574,337	$280,985
Capital expenditures, net of proceeds from insurance claims	(122,641)	(98,601)	(65,084)	(390,772)	(174,319)
Free cash flow	$164,848	$40,167	$106,095	$183,565	$106,666